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                                                                     EXHIBIT 8.1


                                August 12, 1996



Bionova U.S. Inc.
6701 San Pablo Avenue
Oakland, California 94608


     Re: Merger of Bionova Acquisition, Inc., a subsidiary of Bionova U.S. Inc., into DNA Plant Technology Corporation under Agreement and Plan of Merger, dated January 26, 1996, as amended

Gentlemen:

     This firm has acted as counsel to Bionova U.S. Inc., a corporation organized and existing under the laws of the State of Delaware ("Bionova"), in connection with the merger of Bionova Acquisition, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of Bionova ("Merger Sub"), with and into DNA Plant Technology Corporation, a Delaware corporation ("DNAP") (the "Merger"), pursuant to an Agreement and Plan of Merger, dated January 26, 1996, as amended, by and among Empresas La Moderna, S.A. de C.V., Bionova, S.A. de C.V., Bionova, Merger Sub and DNAP, as amended to date (the "Agreement"). We have also acted as counsel for Bionova in connection with the preparation of the Proxy Statement/Prospectus (the "Proxy Statement") contained in the Registration Statement on Form S-4 (the "Registration Statement"), to be filed by Bionova with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the issuance of an aggregate of up to 5,511,192 shares of voting common stock of Bionova, par value $.01 per share (the "Bionova Common Stock").

     Except as expressly provided otherwise, capitalized terms used herein shall have the same meanings assigned to them in the Agreement.

     You have requested that we render our opinion as to the material federal income tax consequences which are expected to result from the Merger and the issuance of the Bionova Common Stock under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In connection with such opinions, we have reviewed the Agreement and the Proxy Statement; we have investigated such law and other authorities as we have deemed appropriate; and we have relied upon such additional facts, representations and assumptions as are discussed herein. In rendering the opinions expressed below, we have assumed that the Bionova Common Stock will be issued in accordance with the terms and provisions of the Agreement, that the rights of the holders thereof will be as described therein and in the Proxy Statement, and that there are no changes in the facts, representations and assumptions stated herein or in the Registration Statement. Our opinion is based upon existing provisions of the
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Bionova U.S. Inc.
August 12, 1996
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Code, regulations promulgated thereunder, interpretations of the Code and such regulations published by the Internal Revenue Service (the "IRS"), and existing court decisions, any of which could be changed at any time. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger, including, but not limited to, the tax consequences of the assumption by Bionova of any options which were not issued by DNAP in connection with the performance of services and of any warrants.

     The following will occur pursuant to the Agreement:

     (1) Subject to the terms and conditions of the Agreement, at the effective time of the Merger, Merger Sub shall be merged with and into DNAP in accordance with the laws of the State of Delaware. DNAP shall be the surviving corporation resulting from the Merger and shall become a wholly-owned subsidiary of Bionova and shall continue to be governed by the laws of the State of Delaware.

     (2) Upon consummation of the Merger, and without any action on the part of DNAP, Bionova, Merger Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of DNAP common stock, par value $.01 per share (the "DNAP Common Stock"), outstanding at the effective time of the Merger (other than any shares held in the treasury of DNAP or by any subsidiary of DNAP) will be converted into and represent the right to receive 0.10 shares of Bionova Common Stock.

          (b) Each share of DNAP $2.25 Convertible Exchangeable Preferred Stock, par value $.01 per share ("DNAP Convertible Exchangeable Preferred Stock"; the DNAP Common Stock and the DNAP Convertible Exchangeable Preferred Stock is hereinafter collectively referred to as the "DNAP Securities"), outstanding at the effective time of the Merger (other than any shares held in the treasury of DNAP or by any subsidiary of DNAP) will be converted into and represent the right to receive 0.68375 shares of Bionova Common Stock.

          (c) Options and warrants to acquire shares of DNAP Common Stock outstanding at the effective time of the Merger will be assumed by Bionova and become corresponding rights (adjusted in accordance with the exchange ratio set forth above) to acquire shares of Bionova Common Stock.

          (d) Cash payments will be made to holders of DNAP Common Stock and DNAP Convertible Exchangeable Preferred Stock in lieu of issuing fractional shares of Bionova Common Stock.

          (e) After the Merger, Bionova will be known as DNAP Holding
Corporation.

     In analyzing the tax consequences of the Merger, we have made the following assumptions which are based upon representations made to us by Bionova and DNAP:
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Bionova U.S. Inc.
August 12, 1996
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     (a) The aggregate fair market value of the shares of Bionova Common Stock and cash, if any, received by each stockholder of DNAP will, in each instance, be approximately equal to the aggregate fair market value of the DNAP Securities surrendered in the Merger.

     (b) There is no plan or intention by the stockholders of DNAP who own five percent (5%) or more of DNAP Securities, and to the best of the knowledge of the management of DNAP, there is no plan or intention on the part of the remaining stockholders of DNAP to sell, exchange or otherwise dispose of a number of shares of Bionova Common Stock received in the transaction that would reduce the DNAP stockholders' ownership of Bionova Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of DNAP Securities immediately prior to the Merger. For purposes of this assumption, shares of DNAP Securities exchanged for cash or other property, surrendered by dissenters, if any, or exchanged for cash in lieu of fractional shares of Bionova Common Stock, will be treated as outstanding Bionova Common Stock on the date of the Merger. Moreover, shares of Bionova Common Stock and DNAP Securities presently held by the DNAP stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered as outstanding.

          (c) Following the Merger, DNAP will hold (1) at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets it held immediately prior to the Merger, and (2) at least ninety percent (90%) of the fair market value of the net assets of, and at least seventy percent (70%) of the fair market value of the gross assets of, Merger Sub held by Merger Sub immediately prior to the Merger. For purposes of this assumption, amounts paid by DNAP or Merger Sub to dissenters, if any, amounts paid by DNAP or Merger Sub to stockholders who receive cash or other property, amounts used by DNAP or Merger Sub to pay Merger expenses, and all redemptions and distributions (except for regular, normal dividends) made by DNAP will be included as assets of DNAP or Merger Sub, respectively, immediately prior to the Merger.

          (d) Prior to the Merger, Bionova will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

          (e) DNAP has no plan or intention to issue additional shares of its stock following the Merger that would result in Bionova losing control of DNAP within the meaning of Section 368(c) of the Code.

          (f) Bionova has no plan or intention to redeem or otherwise reacquire any of its Bionova Common Stock issued in the Merger.

          (g) Bionova has no plan or intention to (1) liquidate DNAP following the Merger, (2) merge DNAP with or into another corporation following the Merger, (3) sell or otherwise dispose of the stock of DNAP following the Merger, or (4) cause or permit
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Bionova U.S. Inc.
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     DNAP to sell or otherwise dispose of any of the assets owned by DNAP or
     Merger Sub prior to the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          (h) Merger Sub will have no liabilities assumed by DNAP, and will not transfer to DNAP any assets subject to liabilities in the Merger.

          (i) Following the Merger, DNAP will continue its historic business or use a significant portion of its historic business assets in a business.

          (j) Bionova, Merger Sub, DNAP and the stockholders of DNAP will pay their respective expenses incurred in connection with the Merger, except those expenses incurred in connection with the printing and distributing of the Registration Statement and the Proxy Statement will be shared equally by Bionova and DNAP.

          (k) Bionova has loaned the sum of $10 million to DNAP pursuant to the Agreement and the Loan Agreement, and such loan represents a bona fide, arm's-length debt of DNAP; however, there is no intercorporate indebtedness between Bionova and DNAP or between Merger Sub and DNAP that was or will be issued, acquired or settled at a discount in connection with the Merger.

          (l) In connection with the Merger, DNAP Securities representing control of DNAP, as defined in Section 368(c) of the Code, will be exchanged solely for Bionova Common Stock. For purposes of this representation, DNAP Securities exchanged for cash or other property originating with Bionova will be treated as outstanding DNAP Securities on the date of the Merger.

          (m) At the time of the Merger, DNAP will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire DNAP Securities that, if exercised or converted, would affect Bionova's acquisition or retention of control of DNAP, as defined in Section 368(c) of the Code.

          (n) Bionova does not own, nor has it owned during the past five years, any shares of DNAP Securities.

          (o) None of Bionova, Merger Sub or DNAP is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (p) At the time of the Merger, the fair market value of the assets of DNAP will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (q) None of Bionova, Merger Sub or DNAP is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
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Bionova U.S. Inc.
August 12, 1996
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          (r) The Proxy Statement accurately states Bionova's business purposes and reasons for the Merger.

          (s) The Proxy Statement accurately states DNAP's business purposes and reasons for the Merger.

          (t) The payment of cash in lieu of fractional shares of Bionova Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing and transferring the fractional share interests in Bionova and is not separately bargained for consideration. The total cash paid to the holders of DNAP Securities in lieu of fractional share interests in Bionova Common Stock will not exceed one percent (1%) of the aggregate consideration received by the holders of DNAP Securities in exchange for their DNAP Securities pursuant to the Merger; provided, however, that if a holder of DNAP Securities holds both one or more shares of the DNAP Common Stock and one or more shares of the DNAP Convertible Exchangeable Preferred Stock, such holder will not receive cash in an amount equal to or greater than the sum of the value of one full share of DNAP Common Stock and the value of one full share of DNAP Convertible Exchangeable Preferred Stock. The fractional share interests of each holder of DNAP Securities will be aggregated, and no holder of DNAP Securities will receive cash in an amount equal to or greater than the value of one full share of DNAP Securities. The consideration paid for the fractional shares will be paid by Bionova.

          (u) None of the compensation received by any holder of DNAP Securities that is an employee of DNAP will be separate consideration for, or allocable to, any of their DNAP Securities; none of the Bionova Common Stock received by any holder of DNAP Securities that is an employee of DNAP will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any holder of DNAP Securities that is an employee of DNAP will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          (v) The consideration paid to dissenters to surrender their DNAP Securities, if any, will be paid by DNAP.

          (w) None of the shares of Bionova Common Stock and cash to be received by holders of DNAP Securities in the Merger is separate consideration for or otherwise allocable to anything other than shares of DNAP Securities.

          (x) Options to acquire shares of DNAP Securities outstanding at the effective time of the Merger will be assumed by Bionova and become corresponding rights (adjusted in accordance with the exchange ratio set forth above) to acquire shares of Bionova Common Stock.

          (y) The excess of the aggregate fair market value of the shares of Bionova Common Stock subject to each of the options immediately after the assumption over the
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Bionova U.S. Inc.
August 12, 1996
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     aggregate exercise price of such shares in each instance will not be more than the excess of the aggregate fair market value of the shares of DNAP Securities subject to such respective options immediately before such assumption over the aggregate exercise price of such shares.

          (z) The assumption of the DNAP options by Bionova will not give the holders of the respective options additional benefits that they did not have under the old options.

          (aa) On a share-by-share comparison, the ratio of the respective exercise price to the fair market value of the Bionova Common Stock subject to such option immediately after the assumption will not be more favorable to the holder of the respective option than the ratio of the respective exercise price to the fair market value of the DNAP Securities subject to the old option immediately before the assumption.

          (bb) The DNAP options issued by DNAP in connection with the performance of services do not have a readily ascertainable fair market value, are not actively traded on an established market and are not transferable by the holder other than by will or the laws of descent and distribution.

          (cc) Upon the assumption of the DNAP options issued by DNAP in connection with the performance of services, the corresponding options to acquire shares of Bionova Common Stock shall not have a readily ascertainable fair market value, shall not be actively traded on an established market and shall not be transferable by the holder other than by will or the laws of descent and distribution.

          (dd) During the three-year period ending prior to the Merger, DNAP has not undergone an ownership change as such term is defined in Section 382(g) of the Code.

          (ee) The capital stock of International Produce Holding Company, a corporation organized and existing under the laws of the State of Delaware ("IPHC"), is not a United States real property interest as such term is defined in Section 897(c) of the Code.

          (ff) The Agreement and the Ancillary Agreements represent the entire understanding of Bionova, DNAP and Merger Sub with respect to the Merger.

     The tax consequences of the Merger will depend primarily upon whether the Merger qualifies for tax purposes as a "reorganization" under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. If it does qualify as a reorganization under such provisions, (1) no gain or loss should be recognized by Bionova, Merger Sub or DNAP as a result of the Merger; and (2) no gain or loss should be recognized by a stockholder of DNAP as a result of the Merger, except to the extent that cash or property other than the stock of Bionova is received.

     Further, if DNAP undergoes an "ownership change" as a result of the Merger,
Section 382 of the Code would limit the amount of the taxable income of DNAP for any post-Merger
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Bionova U.S. Inc.
August 12, 1996
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period that it may offset by pre-Merger losses for both regular tax and alternative minimum tax purposes to an amount equal to the fair market value of DNAP immediately before the Merger multiplied by the long-term tax-exempt rate as determined under Section 382(b) of the Code (the "Section 382 Limitation").

     Further, under Section 1445 of the Code, if a foreign person disposes of a United States real property interest, the transferee generally is required to deduct and withhold a tax equal to ten percent (10%) of the amount realized on the disposition. Pursuant to Section 1445(b) of the Code and the regulations promulgated thereunder, the transferee of the stock of a domestic corporation is not required to deduct and withhold any amount under this provision if certain procedural measures are taken, including the domestic corporation furnishing to the transferee an affidavit by the domestic corporation stating that (1) it is not and has not been a United States real property holding corporation during the applicable period and (2) as of the date of the disposition, interests in such corporation are not United States real property interests.

     Based upon the foregoing discussion and subject to the qualifications stated therein, it is our opinion that the Merger will have the following tax consequences:

          (a) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (b) Bionova, Merger Sub and DNAP will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (c) Bionova, Merger Sub and DNAP will not recognize any gain or loss as a result of the Merger.

          (d) The stockholders of DNAP will not recognize any gain or loss upon the exchange of their DNAP Securities for Bionova Common Stock pursuant to the terms of the Agreement (except for gain on cash received in lieu of fractional shares, as described in (e) below).

          (e) DNAP stockholders receiving cash in lieu of fractional shares will be treated as if such fractional shares had been received in the Merger and redeemed by Bionova for cash. Unless the redemption is found to be essentially equivalent to a dividend, the stockholder will recognize gain or loss measured by the difference between the stockholder's basis in the fractional share surrendered and the amount of cash received.

          (f) The aggregate basis of the shares of Bionova Common Stock received by stockholders of DNAP pursuant to the Merger will be the same as the aggregate basis of the DNAP Securities exchanged therefor (less basis attributable to fractional shares surrendered for cash).
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          (g) The holding period of Bionova Common Stock will include the period during which the DNAP Securities exchanged therefor were held, provided such DNAP Securities were held as a capital asset at the time of the Merger.

          (h) The assumption by Bionova of options to acquire shares of DNAP Common Stock issued by DNAP in connection with the performance of services and which are outstanding at the effective time of the Merger (as described above) should not cause the recognition of income, gain or loss to the option holders.

          (i) The Merger will result in an ownership change for DNAP and, therefore, the use by DNAP after the Merger of the pre-Merger losses of DNAP will be subject to the Section 382 Limitation.

          (j) Provided that IPHC, Bionova and the transferor of the capital stock of IPHC comply with the requirements of Section 1445 of the Code and the regulations thereunder, Bionova will not be required to deduct and withhold any tax pursuant to Section 1445 of the Code.

As stated above, we have assisted in the preparation of the Proxy Statement and, in particular, the section of the Proxy Statement entitled "Certain Federal Income Tax Consequences." It is our opinion that this section, to the extent it contains statements of legal conclusions, includes a summary of the material federal income tax consequences which are expected to result from the Merger and the issuance of the Bionova Common Stock.

     This opinion is being provided solely for the use of DNAP, Bionova and the stockholders of DNAP.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us under "Summary - The Merger and Related Transactions - Federal Income Tax Consequences," "The Merger and Related Tansactions - Certain Federal Income Tax Consequences" and "Legal Opinion" in the Proxy Statement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

                         THOMPSON & KNIGHT
                         A Professional Corporation



                         By: /s/ J.Y. ROBB III
                            -------------------------------------
                           J.Y. Robb III
                           Shareholder
JYR/JRC